UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  14 April 2009

(Date of earliest event reported)

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

The following is the text of a press release issued by Deere & Company on April 14, 2009

John Deere announces new global operating model for sustainable growth

•                  Combines strengths of Agricultural Division and Commercial & Consumer Equipment Division into single Agriculture and Turf Division

•                  Aligned regions represent geographies with shared customer characteristics

•                  Five product platforms manage worldwide development, manufacture and delivery of equipment and solutions

MOLINE, Illinois (April 14, 2009) — Deere & Company today announced a new global operating model that will combine the technology, expertise, experience, channels and investments of the Worldwide Agricultural Equipment Division and the Worldwide Commercial & Consumer Equipment Division into a single unit called the Worldwide Agriculture and Turf Division, effective May 1, 2009.  Through the new operating model, this combined organization will be positioned to achieve the alignment and efficiency necessary to develop a more complete portfolio to meet worldwide customer needs — while reducing overall costs.

The new division’s global operating model will leverage common processes, standards and resources to develop solutions more quickly.  It is designed to enable the division to grow profitably across many geographic markets, increase its competitiveness, and achieve and sustain exceptional operating performance — at all points in an economic cycle.

 “The new operating approach has been in development since early 2008 — and is an extension of many of the successful efforts resulting from the implementation of the SVA model, in place since 2001,” said Robert W. Lane, chairman and chief executive officer. “Products and functions will be formally realigned to make us more responsive to customer needs and market conditions, and allow us to work smarter, more effectively, in all that we do.  Customers, suppliers and dealers will find it easier to work with John Deere because of reduced organizational complexity.”

Effective May 1, 2009, the Agriculture and Turf Division unit will have two presidents:  David C. Everitt, responsible for the tractor product and the turf and utility product platforms; and Markwart von Pentz, responsible for crop harvesting, hay and forage, and crop care product platforms. In addition, Everitt will have responsibility for sales and marketing in the regions that include U.S., Canada, Australia, New Zealand, China, Asia, India, and a portion of Africa. Von Pentz will have responsibility for sales and marketing for the rest of the globe including Europe, CIS, the Near and Middle East and Northern Africa, South America, Central America, and Mexico.

James M. Field, current president of the Commercial & Consumer Equipment Division will continue reporting to Mr. Lane in a new role as senior vice president, Deere & Company, with a focus on identifying additional efficiencies and opportunities across the enterprise.

Deere said it expects this combination of business units to extend significantly the reach of turf management equipment, utility vehicles, lower horsepower and lower-spec equipment through improved access to established global networks.  A regional approach also will enable the company to more closely target specific customer segments effectively and share best practices.  In a related move, the company further announced it will be transitioning its six U.S. sales branch offices to two centers of excellence based in Lenexa, KS and Cary, NC.

 “The new Agriculture and Turf Division and its global operating model will allow us to work in new ways, making better and faster decisions, closer to the customer,” Lane said. “Bold steps like this allow us to improve our competitive position worldwide even during the current economic disruption.”

Implementation of these changes is expected to result in pre-tax charges of approximately $25 million to be recorded primarily in the company’s fourth quarter of 2009.  This amount was not reflected in the company’s earnings forecast for 2009 issued last February. As a result of this new operating model and the combined organization, by September 30, 2009, the company anticipates reducing approximately 200 salaried positions through voluntary separations. Today’s announcement does not pertain to the Construction & Forestry Division or John Deere Credit.

John Deere (Deere & Company — NYSE: DE) is a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation. John Deere also provides financial services worldwide and manufactures and markets engines used in heavy equipment. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.

Safe Harbor Statement

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, projections regarding the reduction in cost, the improvement in competitive position and expected charges to be incurred, are based on current expectations and are subject to uncertainty and changes in circumstances. More detailed information about risks and uncertainties is contained in Deere & Company filings with the Securities and Exchange Commission.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ Gregory R. Noe
Gregory R. Noe, Secretary

Dated: April 14, 2009